NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2019 FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 8, 2019) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $9,303,000 for the three months ended February 28, 2019 (the “2019 first quarter”) as compared to $8,305,000 for the three months ended February 28, 2018 (the “2018 first quarter”). Rental revenue was $8,437,000 and revenue from property sales was $866,000 in the 2019 first quarter, as compared to rental revenue of $8,180,000 and revenue from property sales of $125,000 in the 2018 first quarter.

Operating income increased to $792,000 in the 2019 first quarter from $584,000 in the 2018 first quarter. The increase in operating income in the 2019 first quarter, as compared to the 2018 first quarter, principally reflected an increase in net operating income from leasing, which Griffin defines as rental revenue less operating expenses of rental properties (“Leasing NOI”)1, partially offset by an increase in depreciation and amortization expense. Although revenue from property sales was higher in the 2019 first quarter than the 2018 first quarter, the gain from property sales was not significant, as the cost basis of the development rights sold in the 2019 first quarter was relatively higher than the cost basis of the property sold in the 2018 first quarter.

Leasing NOI was $5,772,000 in the 2019 first quarter, as compared to $5,503,000 in the 2018 first quarter, reflecting the increase in rental revenue principally due to more space under lease in the 2019 first quarter than the 2018 first quarter. The increase in leased space included the long-term lease of 220 Tradeport Drive (“220 Tradeport”), an approximately 234,000 square foot build-to-suit industrial/warehouse building in New England Tradeport, Griffin’s industrial park located in Windsor and East Granby, Connecticut, that was completed and placed in service in the fiscal 2018 fourth quarter. The increase in rental revenue from 220 Tradeport and other new leases was partially offset by a reduction of rental revenue from leases that expired or were terminated subsequent to the 2018 first quarter.

1 Leasing NOI is not a financial measure in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”).  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP. In prior periods, Griffin referred to this metric as “profit from leasing activities.” Griffin changed from profit from leasing activities to Leasing NOI to be more in line with terminology used by other real estate companies.

The increase in depreciation and amortization expense in the 2019 first quarter, as compared to the 2018 first quarter, principally reflected the inclusion of 220 Tradeport and 6975 Ambassador Drive (“6975 Ambassador”), an approximately 134,000 square foot industrial/warehouse building, built on speculation, in the Lehigh Valley of Pennsylvania that was also completed in the 2018 fourth quarter. 6975 Ambassador is not yet leased.

Griffin’s total real estate portfolio as of February 28, 2019 was approximately 4,078,000 square feet and 93% leased (or 96% leased excluding 6975 Ambassador), as compared to approximately 3,710,000 square feet and 95% leased as of February 28, 2018. Industrial/warehouse space comprised 89% of Griffin’s real estate portfolio as of February 28, 2019 and was 95% leased (or 99% leased excluding 6975 Ambassador) as of that date. Griffin’s office/flex space of approximately 433,000 square feet was 74% leased at February 28, 2019.

Griffin reported a net loss of ($586,000) and a basic and diluted net loss per share of ($0.12) in the 2019 first quarter, as compared to a net loss of ($1,723,000) and a basic and diluted net loss per share of ($0.34) in the 2018 first quarter. The lower net loss in the 2019 first quarter, as compared to the 2018 first quarter, principally reflected an income tax benefit of $180,000 in the 2019 first quarter as compared to an income tax provision of $790,000 in the 2018 first quarter and the increase in operating income in the 2019 first quarter, as compared to the 2018 first quarter, partially offset by an increase in interest expense to $1,650,000 in the 2019 first quarter from $1,532,000 in the 2018 first quarter. The increase in interest expense in the 2019 first quarter, as compared to the 2018 first quarter, principally reflected the higher amount of mortgage loans outstanding in the 2019 first quarter as compared to the 2018 first quarter.

The 2019 first quarter income tax benefit was entirely related to the 2019 first quarter pretax loss. The income tax provision in the 2018 first quarter included a charge of $1,001,000 for the re-measurement of Griffin’s deferred tax assets and liabilities as a result of the reduction in the U.S. federal corporate statutory income tax rate from 35% to 21% under the Tax Cuts and Jobs Act that was enacted on December 22, 2017 and became effective for Griffin in the 2018 first quarter. Partially offsetting the charge for the re-measurement of deferred tax assets and liabilities in the 2018 first quarter was an income tax benefit of $211,000 related to the pretax loss in the 2018 first quarter.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended
	Feb. 28, 2019	Feb. 28, 2018
Rental revenue (1)	$8,437	$8,180
Revenue from property sales (2)	866	125
Total revenue	9,303	8,305

Operating expenses of rental properties (1)	2,665	2,677
Depreciation and amortization expense	2,942	2,818
General and administrative expenses	2,090	2,137
Costs related to property sales	814	89
Total expenses	8,511	7,721

Operating income	792	584

Interest expense (3)	(1,650)	(1,532)
Investment income	92	15
Loss before income tax benefit (provision)	(766)	(933)
Income tax benefit (provision)	180	(790)
Net loss	$(586)	$(1,723)

Basic net loss per common share	$(0.12)	$(0.34)

Diluted net loss per common share	$(0.12)	$(0.34)

Weighted average common shares outstanding for computation of basic per share results	5,065	5,001

Weighted average common shares outstanding for computation of diluted per share results	5,065	5,001

(1) Net operating income from leasing (“Leasing NOI”):

	Three Months Ended
	Feb. 28, 2019	Feb. 28, 2018
Rental revenue	$8,437	$8,180
Operating expenses of rental properties	2,665	2,677
Net operating income from leasing	$5,772	$5,503

(2) Revenue from property sales in the three months ended February 28, 2019 reflected the sale of development rights for a 116 acre parcel of land in East Windsor, Connecticut. Subsequent to February 28, 2019, the land was sold for $700.

 Revenue from property sales in the three months ended February 28, 2018 reflected the sale of a residential lot.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.